UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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OVERLAND STORAGE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OVERLAND STORAGE, INC.

4820 Overland Avenue

San Diego, California 92123

October 11, 2005

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Overland Storage, Inc. to be held at the offices of our company, located at 4820 Overland Avenue, San Diego, California 92123, on Tuesday, November 15, 2005 at 9:00 a.m. (Pacific Time).

The attached notice of annual meeting and proxy statement include the agenda for the shareholders’ meeting, explain the matters that we will discuss at the meeting and provide general information about Overland Storage, Inc.

Your vote is very important.  Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy as soon as possible to ensure your representation at the meeting.  We have provided a postage-paid envelope for your convenience.  If you plan to attend the annual meeting and prefer to vote in person, you may still do so even if you have already returned your proxy.

If you are a shareholder of record (that is, if your stock is registered with us in your own name), then you may vote by telephone, or electronically over the Internet, by following the instructions included in the proxy statement and with your proxy card.  If your shares are registered in the name of a broker or other nominee, your nominee may be participating in a program provided through ADP Investor Communication Services that allows you to vote by telephone or the Internet.  If so, the voting form that your nominee sends you will provide telephone and Internet instructions.

We look forward to seeing you at the annual meeting.

Sincerely,

CHRISTOPHER P. CALISI
President and Chief Executive Officer

OVERLAND STORAGE, INC.

4820 Overland Avenue

San Diego, California 92123

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOVEMBER 15, 2005

The annual meeting of shareholders of Overland Storage, Inc. will be held at the offices of our company, located at 4820 Overland Avenue, San Diego, California 92123, on Tuesday, November 15, 2005, at 9:00 a.m. (Pacific Time) for the following purposes:

1.             To elect four directors;

2.             To approve an amendment to our Articles of Incorporation to increase the number of authorized shares of our common stock;

3.             To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending July 2, 2006; and

4.             To transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

The foregoing items of business are more fully described in the proxy statement.

The Board of Directors has fixed the close of business on September 20, 2005 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and at any adjournment or postponement thereof.  A list of shareholders entitled to vote at the meeting will be available for inspection at our offices.

By Order of the Board of Directors,

VERNON A. LoFORTI
Dated: October , 2005	Secretary

All shareholders are cordially invited to attend the meeting in person.  Whether or not you expect to attend the meeting, please complete, sign, date and return the enclosed proxy card as soon as possible to ensure your representation at the meeting.  A postage-paid return envelope is enclosed for your convenience.  Shareholders with shares registered directly with our transfer agent, Wells Fargo Shareowner Services, may choose to vote those shares via the Internet at http://www.eproxy.com/ovrl, or they may vote telephonically, within the U.S. and Canada, by calling 1-800-560-1965.  Shareholders holding shares with a broker or bank may also be eligible to vote via the Internet or to vote telephonically if their broker or bank participates in the proxy voting program provided by ADP Investor Communication Services. See “Voting Shares Registered in the Name of a Broker or Bank” in the proxy statement for further details on the ADP program.  Even if you have given your proxy, you may still vote in person if you attend the meeting.  Please note, however, that if a broker, bank or other nominee holds your shares of record and you wish to vote at the meeting, then you must obtain from the record holder a proxy issued in your name.

OVERLAND STORAGE, INC.

4820 Overland Avenue

San Diego, California 92123

2005 PROXY STATEMENT

General Information

Your proxy in the form of the enclosed proxy card has been solicited by the Board of Directors of Overland Storage, Inc., a California corporation, for use at our 2005 annual meeting of shareholders.  The meeting will be held at the offices of our company, located at 4820 Overland Avenue, San Diego, California 92123, on Tuesday, November 15, 2005 at 9:00 a.m. (Pacific Time) or at any adjournment or postponement thereof, for the purposes stated herein.  This proxy statement summarizes the information that you will need to know to vote in an informed manner.

Voting Rights and Outstanding Shares

We will begin mailing this proxy statement and the accompanying proxy card on or about October 11, 2005 to all shareholders of record that are entitled to vote.  Only shareholders that owned our common stock at the close of business on September 20, 2005, the record date, are entitled to vote at the annual meeting.  On the record date, 14,261,738 shares of our common stock were outstanding.

Each share of our common stock that you own entitles you to one vote on all matters to be voted upon at the meeting.  The proxy card indicates the number of shares of our common stock that you own.  We will have a quorum to conduct the business of the annual meeting if holders of a majority of the shares of our common stock are present, in person or by proxy.  Abstentions and broker non-votes (i.e., shares of common stock held by a broker or nominee that are represented at the meeting, but that the broker or nominee is not empowered to vote on a particular proposal) will be counted in determining whether a quorum is present at the meeting.

Directors will be elected by a plurality of votes cast by shares present or represented at the meeting.  Abstentions will have no impact on the election of directors.  The proposal to ratify the appointment of our independent registered public accounting firm must be approved by a majority of votes actually cast.  Abstentions and broker non-votes are not counted as votes for or against this proposal, but the number of votes cast in favor of this proposal must be at least a majority of the required quorum.  The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve the proposal to amend our articles of incorporation to increase the number of authorized shares of our common stock, and consequently abstentions and broker non-votes will have the same effect as negative votes.

Voting Shares Registered in Your Name

If you are a shareholder of record, you may vote in one of three ways:

•      Attend the 2005 annual meeting and vote in person;

•      Complete, sign, date and return the enclosed proxy card; or

•      Vote by telephone or the Internet following the instructions included with your proxy card and outlined below.

If you are a shareholder of record, then you may go to http://www.eproxy.com/ovrl/ to vote your shares over the Internet.  The votes represented by this proxy will be generated on the computer screen and you will be prompted to submit or revise your vote as desired.  If you are using a touch-tone telephone and are calling from the U.S. or Canada, then you may vote your shares by calling 1-800-560-1965 and following the recorded instructions.

Votes submitted by telephone or via the Internet must be received by 2:00 p.m., Pacific Time, on Monday, November 14, 2005.  Submitting your proxy by telephone or via the Internet will not affect your right to vote in person should you decide to attend the annual meeting.

Voting Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose stock is held in street name will receive instructions for voting their shares from their broker, bank or other agent, rather than our proxy card.

A number of brokers and banks participate in a program provided through ADP Investor Communication Services that allows shareholders to grant their proxy to vote shares by means of the telephone or Internet.  If your shares are held in an account with a broker or bank participating in the ADP Investor Communication Services program, then you may vote your shares telephonically by calling the telephone number shown on the instruction form received from your broker or bank, or over the Internet at ADP Investor Communication Services’ web site at http://www.proxyvote.com.

If you wish to vote in person at the annual meeting, then you must obtain a legal proxy issued in your name from the broker, bank or other nominee that holds your shares of record.

Tabulation of Votes

A representative from our transfer agent, Wells Fargo Shareowner Services, will tabulate the votes.  The shares of our common stock represented by proxy will be voted in accordance with the instructions given on the proxy so long as the proxy is properly executed and received by us prior to the close of voting at the meeting or any adjournment or postponement of the meeting.  If no instruction is given, then the proxy will be voted for the nominees for director and for each of the other proposals.  In addition, the individuals that we have designated as proxies for the meeting will have discretionary authority to vote for or against any other shareholder matter presented at the meeting.

Revocability of Proxies

As a shareholder of record, once you have submitted your proxy by mail, telephone or Internet, you may revoke it at any time before it is voted at the meeting.  You may revoke your proxy in any one of three ways:

•      You may mail to us another proxy marked with a later date;

•      You may notify our Secretary in writing that you wish to revoke your proxy before it is voted at the annual meeting; or

•      You may vote in person at the annual meeting.

Solicitation

This solicitation is made by our Board of Directors, and we will bear the entire cost of soliciting proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to shareholders.  We have retained The Proxy Advisory Group of Strategic Stock Surveillance, LLC to provide consulting and assist with the solicitation of proxies, and we will pay fees and reimbursements of customary expenses that are not expected to exceed $9,500 in the aggregate.  We will provide copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock that are beneficially owned by others for forwarding to the beneficial owners.  We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to the beneficial owners.  Solicitations will be made primarily through the mail, but may be supplemented by telephone, telegram, facsimile, Internet or personal solicitation by our directors, officers, employees or other agents.  No additional compensation will be paid to these individuals for these services.

Shareholder Proposals for 2006

Requirements for Shareholder Proposals to be Brought Before an Annual Meeting. Our bylaws provide that, for shareholder nominations to the Board of Directors or other proposals to be considered at an annual meeting, the shareholder must have given timely notice of the proposal or nomination in writing to the company’s Secretary. To be timely for the 2006 annual meeting, a shareholder’s notice must be delivered to or mailed and received by our Secretary at our principal executive offices between July 13, 2006 and August 12, 2006. A shareholder’s notice to the Secretary must set forth, as to each matter the shareholder proposes to bring before the annual meeting, the information required by our bylaws.

Requirements for Shareholder Proposals to be Considered for Inclusion in Overland’s Proxy Materials. Shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2006 annual meeting must be received by us not later than June 13, 2006, in order to be considered for inclusion in our proxy materials for that meeting.

BOARD STRUCTURE AND COMPENSATION

Board Meetings and Committees

Our Board currently has five directors and, during fiscal 2005, had the following four committees:  Audit, Compensation, 2003 Equity Incentive Plan and Nominating and Governance.  The charters of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, which have been adopted by the Board, are publicly available on our website at www.overlandstorage.com.  All of these committees are comprised entirely of independent directors as defined in Rule 4200(a)(15) of the listing standards of the Nasdaq Stock Market.  During fiscal 2005, our Board held 13 meetings and each director attended at least 75% of all board and applicable committee meetings, in each case during the periods that he served, except for Mr. Preuss, whose attendance was 72%.   The 2003 Equity Incentive Plan Committee was disbanded in August 2005.  The Special Committee on Shareholder Value was created in August 2005.  Membership of the current committees is as follows:

Audit Committee	Compensation Committee	Nominating and Governance Committee	Special Committee on Shareholder Value

Robert A. Degan (Chairman) Scott McClendon Michael Norkus	Peter Preuss (Chairman) Robert A. Degan Michael Norkus	Michael Norkus (Chairman) Scott McClendon Peter Preuss	Scott McClendon (Chairman) Robert A. Degan Michael Norkus

Each of the committee members served in such capacity for all of the last fiscal year, except (i) Mr. McClendon, who was elected in July 2005 to each of the committees on which he currently serves, and (ii) Mr. Norkus, who was elected in November 2004 to the Compensation Committee and the Nominating and Governance Committee, and in July 2005 to the Audit Committee.  Mr. Preuss, Mr. Degan and until his resignation in June 2005, Mr. Mutch served on the 2003 Equity Incentive Plan Committee during its existence.

Audit Committee.  The Audit Committee held six meetings during fiscal 2005.   The Audit Committee acts pursuant to the Audit Committee Charter and currently performs the following functions:

•      reviews our annual and quarterly financial statements and oversees the annual and quarterly financial reporting processes;

•      reviews and approves all related party transactions;

•      selects our independent registered public accounting firm, pre-approves all auditing and non-audit services by them, oversees and approves their compensation and independence and reviews the scope of their activities;

•      receives and considers our independent registered public accounting firm’s comments as to the adequacy and effectiveness of our accounting and financial controls, and the evaluation of our staff and management performance;

•      retains independent counsel, accountants, or others at the expense of the company to advise the committee or assist in the conduct of an investigation;

•      reviews the company’s effectiveness and methodology for monitoring compliance with laws and regulations and oversees any investigations regarding compliance matters;

•      reviews the process for communicating the code of ethics to company personnel and monitors compliance with such code of ethics; and

•      considers the effectiveness of the company’s internal control over financial reporting system, including information technology security and control.

The Board of Directors has determined that Mr. Degan qualifies as an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K under the Securities Exchange Act of 1934.

Compensation Committee and 2003 Equity Incentive Plan Committee.  The Compensation Committee held five meetings during fiscal 2005.  The Compensation Committee acts pursuant to the Compensation Committee Charter adopted by the Board of Directors and currently performs the following functions:

•      reviews and approves executive compensation levels;

•      reviews the performance of our CEO;

•      awards stock options and restricted stock, and administers our various equity compensation and employee stock purchase plans; and

•      reviews Board compensation.

In November 2004, the functions of the Compensation Committee related to administration of our 2003 Equity Incentive Plan Committee were delegated to the 2003 Equity Incentive Plan Committee, and in July 2005, the functions of the Compensation Committee related to administration of our 2000 Stock Option Plan and 2001 Supplemental Stock Option Plan were delegated to the 2003 Equity Incentive Plan Committee.  The 2003 Equity Incentive Plan Committee was created to consist entirely of “outside directors” as that term is defined in the regulations under Section 162(m) of the Internal Revenue Code, so that awards made by such committee would qualify as “performance based compensation,” and not be subject to a limitation of deductibility for individual compensation exceeding $1 million in any taxable year for our Chief Executive Officer and four most highly compensated executive officers.  The members of the 2003 Equity Incentive Plan Committee were Mr. Preuss, Mr. Degan, and until his resignation in June 2005, Mr. Mutch.  For fiscal 2006, the Compensation Committee consists entirely of “outside directors,” and the Board therefore disbanded the 2003 Equity Incentive Plan Committee and reassigned all of its functions to the Compensation Committee.

Nominating and Governance Committee.  The Nominating and Governance Committee held five meetings during fiscal 2005.  The Nominating and Governance Committee currently performs the following functions:

•      identifies individuals qualified to become Board members;

•      recommends the persons to be nominated by the Board for election as directors at the annual meeting of shareholders;

•      regularly reviews and advises the Board with respect to corporate governance principles and policies applicable to the company; and

•      oversees the annual evaluation of the Board’s effectiveness.

The Nominating and Governance Committee is responsible for reviewing with the Board of Directors, on an annual basis, the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board of Directors and to set those forth in writing. This assessment includes issues of diversity, experience, judgment, ability and willingness to devote the necessary time, and familiarity with domestic and/or international markets-all in the context of an assessment of the perceived needs of the company.  The Nominating and Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The company believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities. The Nominating and Governance Committee has not established any specific minimum criteria or qualifications that a nominee must possess.  In

August 2005, The Nominating and Governance Committee retained the services of an executive search firm to assist in the process of identifying and evaluating director candidates. To date, neither the Nominating and Governance Committee nor any predecessor to the committee has rejected a director nominee from a shareholder or shareholders holding more than 5% of our voting stock.

The Nominating and Governance Committee will consider nominees recommended by our shareholders if the nominee recommendations are submitted in writing to our Secretary at our headquarters in San Diego, California.  The Nominating and Governance Committee will evaluate nominees recommended by our shareholders under the same criteria as other nominees.

Special Committee on Shareholder Value.  In August 2005, the Board of Directors established a Special Committee on Shareholder Value.  The members of the Special Committee are Mr. McClendon (Chair), Mr. Degan and Mr. Norkus.  The Special Committee will evaluate and respond to any unsolicited third-party proposals to acquire the Company.  The Special Committee will also advise the Board in the future regarding any Company-solicited transactions which are out of the ordinary course of business and designed to increase shareholder value.

Independence of the Board of Directors

After review of all relevant transactions or relationships between each director, or any of his family members, and the company, our senior management and independent registered public accounting firm, the Board of Directors has affirmatively determined that Messrs. Degan, McClendon, Norkus and Preuss are independent directors within the meaning of Rule 4200(a)(15) of the listing standards of the Nasdaq Stock Market.

Non-Employee Director Compensation

Our compensation plan for non-employee directors consists of both a cash component and an equity component. We pay each non-employee director $5,000 per quarter, plus $2,500 for each Board meeting attended ($1,250 if held telephonically), plus reimbursement for expenses. The Chairman of the Board receives an additional $2,500 per quarter in addition to the non-employee director fee of $5,000 per quarter.  Members of the Audit Committee and the Compensation Committee receive a retainer of $500 per quarter in lieu of a fee for committee meetings attended during a quarter and members of the Nominating and Governance Committee receive $500 for each committee meeting attended ($250 if held telephonically and no fee if held the same day as a Board meeting).  Members of the Special Committee on Shareholder Value will receive $500 for each committee meeting attended (whether telephonically or in person).  Such fee will not be paid for committee meetings in joint session with the full Board.

In addition to the cash component of compensation, each non-employee director receives stock options.  Before November 2003, each non-employee director received a ten-year nonqualified stock option to purchase 50,000 shares at the fair market value upon appointment to the Board (Old Director Option Program).  These options vested at the rate of 3,000 shares for each Board meeting held.  To the extent option shares were available for grant, a new option to purchase 50,000 shares was granted when options held by a currently serving non-employee director fully vested.  On November 17, 2003, upon shareholder approval of the company’s 2003 Equity Incentive Plan, our methodology for options and other equity awards granted to non-employee directors changed to a formula methodology (Current Director Option Program).  Under the Current Director Option Program, each non-employee director receives a ten-year nonqualified stock option to purchase 18,000 shares on the same date as the company’s annual meeting of shareholders.  These options are exercisable at fair market value on the date of grant and vest in equal monthly installments over a 12-month period, as measured from the grant date.  Non-employee directors who have existing unvested options granted under the Old Director Option Plan on an annual meeting date will not receive a new grant under the Current Director Option Program.  Under the Current Director Option Program, Messrs. McClendon, Preuss and Norkus each received an option for 18,000 shares on November 15, 2004.  Mr. Degan did not receive an option under the Current Director Option Program since he had unvested options granted under the Old Director Option Program.  Under the Current Director Option Program, when a new non-employee director joins the board, or when an existing director’s option fully vests under the Old Director Option Program, such director will be awarded a new option for a number of shares determined by multiplying 1,500 by the number of months remaining until the next scheduled annual meeting date, giving credit for any partial month.  Such option will vest at the rate of 1,500 shares per month and will be fully vested at the next annual meeting date, at which time the director will receive the normal annual grant.  In connection with his election to the Board, pursuant to the Current Director Option Program, Mr. Norkus received an option for 4,500 shares on August 11, 2004.  Mr. Degan was granted an option for 12,000 shares on March 3, 2005 under the Current Director Option Program when his option under the Old Director Option Program vested in full on the same date.

Shareholder Communications with the Board of Directors

We have adopted a formal process by which shareholders may communicate with our Board of Directors. Communications to the Board must either be in writing and sent care of the Secretary by mail to our offices, 4820 Overland Avenue, San Diego, California 92123, or delivered via e-mail to secretary@overlandstorage.com.  This centralized process will assist the Board of Directors in reviewing and responding to shareholder communications in an appropriate manner. The name of any specific intended recipient should be noted in the communication. The Board has instructed the Secretary to forward such correspondence to the Board; however, prior to forwarding any correspondence, the Board has also instructed the Secretary to review such correspondence and, in his or her discretion, not to forward certain items if they are deemed of a personal, illegal, commercial, offensive or frivolous nature or otherwise inappropriate for the Board’s consideration.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Information About our Board of Directors

Our Board of Directors, acting pursuant to the bylaws of the company, has determined that the number of directors constituting the full Board of Directors shall be six at the present time.  There is currently one vacancy on the Board.  The Board will have an additional vacancy following the annual meeting, as Mr. Preuss is retiring from the Board immediately upon the adjournment of the annual meeting.  We are deeply indebted to Mr. Preuss for his seven years of dedicated service.  In accordance with provisions in the company’s bylaws concerning advance notice for the nomination of directors, no nomination for the vacancies on the Board will be accepted at the 2005 annual meeting.  The vacancies on the Board may be filled by the Board in accordance with applicable law and the company’s bylaws.  The Nominating and Governance Committee is actively seeking new director candidates, and has retained a search firm to assist in the process of identifying and evaluating director candidates.  See “Nominating and Governance Committee” above.

The Board of Directors has, upon recommendation of the Nominating and Governance Committee, nominated Christopher P. Calisi, Robert A. Degan, Scott McClendon and Michael Norkus for reelection as members of the Board of Directors.  Each of the nominees is currently a director of our company.  Each newly elected director will serve a one-year term until the next annual meeting of shareholders or until his successor is qualified and elected.  During the course of a term, the Board may elect a new director to fill any vacant spot, including a vacancy caused by an increase in the size of the Board.  The new director will complete the term of the director he or she replaced.  Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.  However, if any nominee cannot serve, then your proxy will be voted for another nominee proposed by the Board, or the Board may reduce the number of directors.  Any votes cast may be distributed among the director nominees voted for in such proportions as the proxy holder may determine in his sole judgment.

The company, as a matter of policy, encourages its directors to attend meetings of shareholders.  Five out of six of the directors then serving on our Board attended the 2004 annual shareholder meeting.

Cumulative Voting Rights

Our bylaws provide that you can cumulate your votes in the election of directors if, before the vote begins, the candidate or candidates have been nominated and any of our shareholders notifies us of his or her intent to cumulate his or her votes.  Under cumulative voting, you may cast a number of votes equal to the product of the number of your shares times the number of directors to be elected at the meeting.  If you notify us that you intend to cumulate your votes at any time before the election of directors begins, then you may vote all of your votes for one candidate, or you may distribute your votes among as many candidates as you desire.  The candidates receiving the highest numbers of affirmative votes of the shares entitled to vote in the election of directors will be elected to the Board positions up for election.  If voting for directors is conducted by cumulative voting, then the person named on the proxy will have discretionary authority to cumulate votes among the candidates.

Vote Required

The nominees who receive the highest number of votes represented by shares of common stock present or represented by proxy and entitled to vote at the annual meeting will be elected.

Biographies of Director Nominees

Christopher P. Calisi Director since 2001 Age 45

Mr. Calisi has served as our President and Chief Executive Officer since March 2001. From October 1999 to January 2001, he was Chief Executive Officer of eHelp Corporation, a provider of Internet development tools. From 1992 to 1999, he held several senior executive positions with Symantec Corporation, a provider of Internet security technology, including Vice President, Communications Division and Vice President, Sales & Marketing – Asia Pacific. From 1988 to 1991, he held management positions in sales and marketing with Unify Corporation, a provider of database and application development and deployment software and services.

Robert A. Degan Director since 2000 Age 66

Mr. Degan has been a private investor since January 2000. From November 1998 to December 1999, Mr. Degan served as General Manager of the Enhanced Services & Migration Business Unit (formerly, Summa Four, Inc.) of Cisco Systems, Inc., an Internet networking company. From July 1998 to November 1998, Mr. Degan was Chairman, President and Chief Executive Officer of Summa Four, Inc., and from January 1997 to July 1998 he served as its President and Chief Executive Officer and as a director. Mr. Degan is also a director of FlexiInternational Software, Inc., a financial accounting software company, and CaminoSoft Corp., an information storage company. In May 2005, Mr. Degan retired from the Board of Gensym Corporation, an expert system software company and was formerly on the research staff at Massachusetts Institute of Technology (MIT).

Scott McClendon Director since 1991 Age 66

Mr. McClendon has been a business consultant since June 2001. He served as our President and Chief Executive Officer from October 1991 to March 2001, when he was named our Chairman, and was an officer and employee until June 2001. He was employed by Hewlett-Packard Company, a global manufacturer of computing, communications and measurement products and services, for over 32 years in various positions in engineering, manufacturing, sales and marketing. He last served as the General Manager of the San Diego Technical Graphics Division and Site Manager of Hewlett-Packard in San Diego, California. Mr. McClendon is a director of SpaceDev, Inc., an aerospace development company, and Procera Networks, Inc., a network equipment company.

Michael Norkus Director since 2004 Age 59

Michael Norkus is the president of Alliance Consulting Group, a strategy consulting firm, which he founded in 1986. From 1975 to 1986, Mr. Norkus served as Vice President of Boston Consulting Group where he was the founding member of the firm’s Munich, Germany office. Mr. Norkus is also a member of the Board of Associates of The Whitehead Institute in Cambridge, Massachusetts.

There are no family relationships between any nominees or executive officers of our company, and there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was or is selected as a director or nominee.

OUR BOARD RECOMMENDS A VOTE “FOR” THE ELECTION

TO THE BOARD OF EACH OF THESE NOMINEES

PROPOSAL NO. 2

AMENDMENT TO ARTICLES OF INCORPORATION TO

INCREASE AUTHORIZED COMMON STOCK

In September 2005, our Board approved an amendment to our articles of incorporation to increase the authorized number of shares of our common stock from 25,000,000 to 45,000,000. The form of certificate of amendment is attached to this proxy as Appendix A. The additional shares of common stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding shares of common stock. Adoption of the amendment would not affect the rights of the holders of currently outstanding common stock, except to the extent additional shares are actually issued, which may have certain effects, including dilution of the earnings per share and voting rights of current holders of common stock. If the amendment is adopted, it will become effective upon filing of the certificate of amendment with the Secretary of State of the State of California. If the amendment is adopted, the certificate of amendment giving effect to the amendment will be filed as soon as practicable.  At September 20, 2005, 14,261,738 shares of common stock were outstanding, and 3,883,917 were reserved for options, employee equity plans and other purposes. Upon the approval of this Proposal No. 2, there would be approximately 26,854,345 authorized and unreserved shares available for issuance.

Purpose and Effect of the Amendment

The principal purpose of this amendment is to provide Overland with the flexibility to issue shares of common stock for proper corporate purposes, which may be identified in the future, such as to raise equity capital, make acquisitions through the use of stock or reserve additional shares for issuance under equity incentive plans.

The increased reserve of shares available for issuance may be used to facilitate public or private financings. If required operating funds cannot be generated by operations, Overland may need to, among other things, issue and sell unregistered common stock, or securities convertible into common stock, in private transactions. Such transactions might not be available on terms favorable to Overland, or at all.  Overland may sell common stock at prices less than the public trading price of the common stock at the time, and may grant additional contractual rights to purchase not available to other holders of common stock, such as warrants to purchase additional shares of common stock or anti-dilution protections.

The increased reserve of shares available for issuance also may be used in connection with potential acquisitions. The ability to use its stock as consideration provides Overland with negotiation benefits and increases its ability to execute its growth strategy which may include the acquisition of other businesses or technologies.

In addition, the increased reserve of shares available for issuance may be used for our equity incentive plans for grants to its employees, consultants and directors. Such equity incentive plans will be used to attract and retain employees or in connection with potential acquisitions as Overland grants options to the employees of the acquired companies.

The flexibility of the Board to issue additional shares of common stock could also enhance our Board’s ability to negotiate on behalf of the shareholders in a takeover situation. The authorized, but unissued shares of common stock could be used by the Board to discourage, delay or make more difficult a change in the control of Overland.  For example, such shares could be privately placed with purchasers who might align themselves with the Board in opposing a hostile takeover bid.  The issuance of additional shares could serve to dilute the stock ownership of persons seeking to obtain control and thereby increase the cost of acquiring a given percentage of the outstanding stock.  Shareholders should therefore be aware that approval of the amendment could facilitate future efforts by Overland to deter or prevent changes in control of Overland, including transactions in which the shareholders might otherwise receive a premium for their shares over then current market prices.

The availability of additional shares of common stock is particularly important in the event that the Board needs to undertake any of the foregoing actions on an expedited basis and therefore needs to avoid the time (and expense) of seeking shareholder approval in connection with the contemplated action. If the amendment is approved by the shareholders, the Board does not intend to solicit further shareholder approval prior to the issuance of any additional shares of common stock, except as may be required by applicable law or rules. For example, under rules and policies of the Nasdaq Stock Market, shareholder approval is required for any issuance of 20% or more of our outstanding shares in connection with acquisitions or discounted private placements. Additionally, under California law, shareholder approval is required for the issuance of securities in connection with certain acquisitions where shareholders, immediately before such issuance, do not continue to hold at least five-sixths of our combined voting power after such issuance.  Overland reserves the right to seek a further increase in the authorized number of shares from time to time as considered appropriate by the Board.

Vote Required

The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve the amendment. As a result, abstentions and broker non-votes will have the same effect as negative votes.

OUR BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL

TO AMEND THE ARTICLES OF INCORPORATION

TO INCREASE AUTHORIZED COMMON STOCK

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking you to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending July 2, 2006.  PricewaterhouseCoopers LLP has audited our financial statements annually since our inception.  Representatives of PricewaterhouseCoopers LLP are expected to be at the annual meeting to answer any questions and make a statement should they choose to do so.

Although our bylaws do not require that our shareholders approve the appointment of our independent registered public accounting firm, our Board is submitting the selection of PricewaterhouseCoopers LLP to our shareholders for ratification as a matter of good corporate practice.  If our shareholders vote against the ratification of PricewaterhouseCoopers LLP, our Board will reconsider whether or not to retain the firm.  Even if our shareholders ratify the appointment, our Board may choose to appoint a different independent registered public accounting firm at any time during the year if our Board determines that such a change would be in the best interests of Overland Storage, Inc. and our shareholders.

Vote Required

Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares casting votes in person or by proxy on this proposal at the annual meeting.  The number of such affirmative votes must be at least a majority of the required quorum for the meeting.

OUR BOARD RECOMMENDS A VOTE “FOR” RATIFICATION

OF PRICEWATERHOUSECOOPERS LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table outlines the ownership of our common stock as of September 20, 2005 (except as otherwise indicated below) by:

•      each director and nominee for director;

•      each executive officer named in the Summary Compensation Table in the section “Compensation of Executive Officers” below;

•      all directors and executive officers as a group; and

•      every person or entity that we know beneficially owns more than 5% of our outstanding common stock.

This table is based upon information supplied by officers, directors and principal shareholders and filings with the Securities and Exchange Commission.  Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

	Beneficial Ownership
Beneficial Owner +	Shares Currently Owned		Shares Acquirable Within 60 Days (1)	Percent of Class (2)
Wellington Management Company, LLP 75 State Street Boston, MA 02109	1,967,700	(3)	—	13.8%
Advanced Digital Information Corporation 11431 Willows Road N.E. Redmond, WA 98073	1,303,842	(4)	—	9.1%
FMR Corp. 82 Devonshire Street Boston, MA 02109	982,263	(5)	—	6.9%
IronBridge Capital Management, LLC One Parkview Plaza Suite 600 Oakbrook Terrace, IL 60181	824,372	(6)	—	5.8%
Osprey Partners Investment Management 1040 Broad Street Shrewsbury, NJ 07702	744,610	(7)	—	5.2%
Delaware Management Business Trust 2005 Market Street Philadelphia, PA 19103	742,676	(8)	—	5.2%
Christopher P. Calisi	106,559		652,850	5.1%
Robert A. Degan	2,000	(9)	119,000	*
Scott McClendon	386,000	(10)	97,000	3.4%
Michael Norkus	3,000		22,500	*
Peter Preuss	54,896		147,000	1.4%
Chester Baffa (11)	0		19,534	*
W. Michael Gawarecki	350		193,900	1.3%
Vernon A. LoForti	3,744		228,367	1.6%
John Matze (12)	2,815		65,990	*
Robert Scroop	18,309		129,700	1.0%
All directors and executive officers as a group (12 persons) (13)	594,346		1,811,577	15.0%

*Less than 1%

+ Except as otherwise indicated, the address for each beneficial owner is 4820 Overland Avenue, San Diego, CA, 92123.

(1)                    Includes shares of common stock which could be acquired upon exercise of stock options which are either currently vested or will vest within 60 days of September 20, 2005.

(2)                    Based on 14,261,738 shares of common stock outstanding on September 20, 2005, adjusted as required by rules promulgated by the SEC.

(3)                    Pursuant to a Form 13F for the period ended June 30, 2005, Wellington Management Company, LLP has sole voting power with respect to 635,600 of these shares, shared voting power with respect to 491,400 of these shares, no voting power with respect to 840,700 of these shares and sole investment discretion with respect to 987,800 of these shares.

(4)                    Pursuant to a Schedule 13D dated as of August 15, 2005.

(5)                    Pursuant to a Form 13F for the period ended June 30, 2005.  Voting and Investment discretion is unclear with respect to these shares.  Fidelity Management & Research Company and FMR Co., Inc. are listed as managers.

(6)                    Pursuant to a Form 13F for the period ended June 30, 2005, IronBridge Capital Management, LLC has sole voting power with respect to 675,980 of these shares, no voting power with respect to 148,392 of these shares and sole investment discretion with respect to all of these shares.

(7)                    Pursuant to a Form 13F for the period ended June 30, 2005, Osprey Partners Investment Management LLC has sole voting power with respect to 582,200 of these shares, no voting power with respect to 162,410 of these shares and sole investment discretion with respect to all of these shares.

(8)                    Pursuant to a Form 13F for the period ended June 30, 2005, Delaware Management Business Trust has sole voting power with respect to 742,450 of these shares, shared voting power with respect to 176 of these shares, no voting power with respect to 50 of these shares and sole investment discretion with respect to all of these shares.

(9)                    Includes 1,000 shares of common stock held by Mr. Degan’s wife.

(10)              Represents shares of common stock owned by Mr. McClendon through his family trust and includes 1,000 shares held by his wife.

(11)              Mr. Baffa, an executive officer named in the Summary Compensation Table in the section  “Compensation of Executive Officers” below, resigned from the company effective July 1, 2005.

(12)              Mr. Matze, an executive officer named in the Summary Compensation Table in the section  “Compensation of Executive Officers” below, resigned from the company effective September 9, 2005.

(13)              Does not include the security ownership of Messrs. Baffa or Matze.  Includes the security ownership of Ms. Gallo, Ms. Huff and Messrs. Calisi, Degan, McClendon, Norkus, Preuss, Gawarecki, Kerman, Karabatsos, LoForti and Scroop.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC.  Based solely on copies of these reports provided to us and written representations that no other reports were required, we believe that these persons met all of the applicable Section 16(a) filing requirements during fiscal 2005, except one late Form 4 was filed for Mr. Norkus to report an acquisition of our common stock.

Code of Ethics

We have adopted the Overland Storage, Inc. Code of Business Conduct and Ethics, a Code that applies to our directors, officers and employees.  A copy of the Code of Business Conduct and Ethics is publicly available on our website at www.overlandstorage.com.  If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the code applying to our principal executive officer or our principal financial or accounting officer, we will disclose the nature of such amendment or waiver on our website or in a report on Form 8-K.

EXECUTIVE OFFICERS

Our current executive officers are:

Name	Age	Position Held

Christopher P. Calisi	45	President and Chief Executive Officer
Diane N. Gallo	47	Vice President, Human Resources
W. Michael Gawarecki	57	Vice President, Operations
Christie Huff	41	Vice President, Worldwide Marketing
George Karabatsos	49	Vice President, Worldwide Sales
Michael S. Kerman	41	Vice President and General Manager, Appliance Business Unit
Vernon A. LoForti	52	Vice President, Chief Financial Officer and Secretary
Robert J. Scroop	57	Vice President, Engineering

Christopher P. Calisi is a director.  See “Election of Directors” for a description of his business experience.

Diane N. Gallo has served as Vice President of Human Resources since joining us in October 2000 and was named an executive officer with the same title in August 2002.  From October 1999 to July 2001, she was Vice President of Culture and Talent for Centegy Corporation, a supply-chain software firm.  From June 1997 to September 1999, Ms. Gallo was Vice President of Human Resources with Permanente Company, a physician consulting and venture management firm.  Prior to joining Permanente, she held human resources positions with several companies including Harris Methodist Health Systems, Sharp HealthCare, Fireman’s Fund Insurance Co. and Safeway Stores, Inc.

W. Michael Gawarecki has served as Vice President of Operations since joining us in July 1998.  From October 1997 to June 1998, he was Vice President of Operations for SubMicron Systems Corporation, a supplier of equipment to the semiconductor industry.  From February 1994 to September 1997, Mr. Gawarecki was director of California operations for Millipore Corporation, a supplier of purification products to the biopharmaceutical and semiconductor industries.  From February 1993 to January 1994, he was Director of Advanced Manufacturing at Telectronics Pacing Systems, a medical device company.

Christie Huff has served as our Vice President of Worldwide Marketing since July 2004 and was named an executive officer with the same title in September 2005.  From March 2002 to July 2004, she held the title of Director of Channel and Partner Marketing. Ms. Huff joined Overland as Director of Marketing in October 2001. Prior to joining Overland, she was Vice President of Marketing for eHelp Corporation, a leading provider of Internet and software development tools, from January 2001 to September 2001. She joined eHelp Corporation as its Director of Marketing in January 2000.  From July 1997 to January 2000, Ms. Huff served as the Director of Marketing for SOMC Group, a privately held distributor of consumer software products.  From October 1986 to July 1997, Ms. Huff held a variety of marketing management positions including the Director of Marketing position for Equifax, a Fortune 500 company specializing in the information industry.

George Karabatsos joined us in August 2005 as our Vice President of Worldwide Sales.  Prior to joining Overland, Mr. Karabatsos was Vice President, Reseller Channel Sales and Marketing for StorageTek Corporation, a data management services company from September 2001 to July 2005.  From April 2001 to August 2001, Mr. Karabatsos was unemployed.  From September 2000 to March 2001, Mr. Karabatsos was Vice President of Sales for DigitalSquare, Inc., a digital e.commerce software company.  From 1990 to 2000, Mr. Karabatsos held various executive management positions in Sales and Marketing for Seagate Technology Corporation.

Michael S. Kerman has served as our Vice President and General Manager of the Appliance Business Unit since April 2005.  Prior to that time, Mr. Kerman served as Vice President and Chief Strategy Officer since joining us in August 2004.  Prior to joining Overland, he spent four years with Computer Associates International Inc., an independent software vendor and provider of security, storage, infrastructure and application lifecycle management software, where he served as Vice President of Marketing from December 2003 to August 2004; Director of North American Field Marketing from March 2002 to December 2003; and Director of Marketing of Enterprise Management Solutions from April 2000 to March 2002.  From 1991 to 1999, Mr. Kerman held several positions with Symantec Corporation, a provider of enterprise and consumer security software, including Business Unit Vice President and General Manager from December 1998 to October 1999; Vice President of Product Management from September 1997 to December 1998; General Manager of Remote Access Division from March 1996 to September 1997; and various product management positions in the Remote Access Division from September 1991 to March 1996.  From 1986 to 1990, Mr. Kerman co-founded ECI Technology, served as an engineer with T.M. Bier & Associates and was a consultant with UNC Consulting Team of Chapel Hill Business School.

Vernon A. LoForti has served as Vice President and Chief Financial Officer since joining us in December 1995, as Secretary since November 1997, and as Assistant Secretary from December 1995 to November 1997.  From August 1992 to December 1995, he was the Chief Financial Officer for Priority Pharmacy, a privately held pharmacy company. From 1981 to 1992, Mr. LoForti was Vice President of Finance for Intermark, Inc., a publicly held conglomerate.

Robert J. Scroop was named Vice President of Engineering in April 2005 having previously held the title of Vice President and General Manager of our Automation Business Unit in July 2004.  From August 2001 to July 2004, Mr. Scroop held the title of Vice President and General Manager of our Storage Resource Business Unit.   Prior to that time, he served as our Vice President of Engineering since joining us in February 1993.  From April 1990 to February 1993, he was Vice President of Engineering of the Cipher Division of Archive Corporation, a computer storage company.  From December 1985 to April 1990, he was a Director of Engineering at Cipher.

There were no arrangements or understandings between any officer and any other person pursuant to which he or she was or is to be selected as an officer.

COMPENSATION OF EXECUTIVE OFFICERS

The following table shows the compensation paid to or earned by each person who served as our Chief Executive Officer during the last fiscal year and each of our four next highest paid executive officers serving as executive officers at the end of fiscal 2005, and one additional person that served as an executive officer during fiscal 2005, but was no longer serving on the last day of fiscal 2005:

SUMMARY COMPENSATION TABLE

Long-Term Compensation
Securities
Name and		Annual Compensation				Restricted		Underlying	All Other
Principal Position	Year	Salary		Bonus (1)		Stock Award		Options (2)	Compensation

Christopher P. Calisi President and Chief Executive Officer	2005 2004 2003	$462,692 419,904 402,500		$141,075 97,718 287,197		$543,000 — —	(22)	100,000 50,000 125,000	$19,043 10,522 11,304	(4) (5) (6)

Vernon A. LoForti Vice President, and Chief Financial Officer	2005 2004 2003	$286,788 262,601 247,500		$40,397 32,130 109,802		— — —		29,700 10,000 60,000	$54,695 2,324 1,188	(7) (8) (9)

Chester Baffa (20) Vice President, Worldwide Sales and Customer Support	2005 2004 2003	$262,500 257,452 250,000		$84,000 87,090 81,882	(10) (12) (14)	— — —		32,600 25,000 —	$65,723 22,765 29,678	(11) (13) (15)

W. Michael Gawarecki Vice President, Operations	2005 2004 2003	$237,000 215,744 205,000		$32,001 24,460 87,520		— — —		31,400 10,000 52,500	$13,457 11,680 8,612	(16) (17) (18)

John Matze (21) Vice President and Chief Technology Officer	2005 2004 2003	$235,846 200,000 2,308	(3)	$36,572 24,240 —		— — —		62,100 25,000 10,000	$1,102 — —	(19)

Robert Scroop Vice President, Engineering	2005 2004 2003	$220,500 216,252 205,000		$33,267 26,989 81,818		— — —		29,700 10,000 60,000	$33,142 11,703 10,434	(23) (24) (25)

(1)   For fiscal 2003, includes bonuses paid to each named executive officer in February, May and August 2003 under the executive officers’ bonus plan.  No executive bonuses were earned in the first quarter of fiscal 2003. For fiscal 2004, includes bonuses paid to each named executive officer in January 2004 under the executive officers’ bonus plan.  No executive bonuses were earned in the first, third or fourth quarters of fiscal 2004. For fiscal 2005, includes bonuses paid to each named executive officer in October 2004 under the executive officers’ bonus plan.  No executive bonuses were earned in the second, third or fourth quarters of fiscal 2005.  On April 28, 2005, in conjunction with his annual salary increase, Mr. Calisi received a cash bonus of $21,500.

(2)   We have not granted any stock appreciation rights.

(3)   Mr. Matze joined Overland on June 25, 2003 and was paid for only three days in fiscal 2003.

(4)   Represents employer matching contributions that we made on behalf of Mr. Calisi under our 401(k) Plan in the amount of $10,235, premiums we paid on his behalf for term life and disability insurance in the amount of $1,308, and $7,500 we paid on his behalf for medical expenses in fiscal 2005.

(5)          Represents employer matching contributions that we made on behalf of Mr. Calisi under our 401(k) Plan in the amount of $9,675 and premiums we paid on his behalf for term life and disability insurance in the amount of $847 in fiscal 2004.

(6)          Represents employer matching contributions that we made on behalf of Mr. Calisi under our 401(k) Plan in the amount of $9,504 and premiums we paid on his behalf for term life and disability insurance in the amount of $1,800 in fiscal 2003.

(7)          Represents employer matching contributions that we made on behalf of Mr. LoForti under our 401(k) Plan in the amount of $8,193, premiums we paid on his behalf for term life and disability insurance in the amount of $1,431, medical expenses we paid on his behalf in the amount of $10,715, and vacation payout in the amount of $34,356 in fiscal 2005.

(8)          Represents employer-matching contributions that we made on behalf of Mr. LoForti under our 401(k) Plan in the amount of $967 and premiums we paid on his behalf for term life and disability insurance in the amount of $1,357 in fiscal 2004.

(9)          Represents premiums we paid on Mr. LoForti’s behalf for term life and disability insurance in fiscal 2003.

(10)    Includes $60,237 of sales commissions earned by Mr. Baffa in fiscal 2005.

(11)    Represents employer matching contributions that we made on behalf of Mr. Baffa under our 401(k) Plan in the amount of $10,022, premiums we paid on his behalf for term life and disability insurance in the amount of $7,239, and vacation payout in the amount of $48,462 in fiscal 2005.

(12)    Includes $62,520 of sales commissions earned by Mr. Baffa in fiscal 2004.

(13)    Represents $6,703 of relocation expenses paid to Mr. Baffa in fiscal 2004 associated with his move to San Diego, employer matching contributions that we made on his behalf under our 401(k) Plan in the amount of $10,645 and premiums we paid on his behalf for term life and disability insurance in the amount of $5,417.

(14)    Includes $9,504 of sales commissions earned by Mr. Baffa in fiscal 2003.

(15)    Represents $20,109 of relocation expenses paid to Mr. Baffa in fiscal 2003 associated with his move to San Diego, employer matching contributions that we made on his behalf under our 401(k) Plan in the amount of $8,369 and premiums we paid on his behalf for term life and disability insurance in the amount of $1,200.

(16)    Represents employer matching contributions that we made on behalf of Mr. Gawarecki under our 401(k) Plan in the amount of $10,380, premiums we paid on his behalf for term life and disability insurance in the amount of $2,162, and $915 we paid on his behalf for medical expenses in fiscal 2005.

(17)    Represents employer-matching contributions that we made on behalf of Mr. Gawarecki under our 401(k) Plan in the amount of $9,708 and premiums we paid on his behalf for term life and disability insurance in the amount of $1,972 in fiscal 2004.

(18)    Represents employer-matching contributions that we made on behalf of Mr. Gawarecki under our 401(k) Plan in the amount of $7,640 and premiums we paid on his behalf for term life and disability insurance in the amount of $972 in fiscal 2003.

(19)    Represents premiums we paid on Mr. Matze’s behalf for term life and disability insurance in fiscal 2005.

(20)    Mr. Baffa resigned from the company effective July 1, 2005.

(21)    Mr. Matze resigned from the company effective September 9, 2005.

(22)    On April 28, 2005, Mr. Calisi received (i) a grant of 50,000 restricted shares of our common stock pursuant to the 2003 Equity Incentive Plan, which vest in installments of 16,667, 16,667 and 16,666 shares on January 1, 2006, January 1, 2007 and January 1, 2008, respectively.  At the end of fiscal 2005, Mr. Calisi held an aggregate of 100,000 restricted shares of our common stock with an aggregate value of $950,000 based on the closing price of $9.50 per share reported on Nasdaq on July 1, 2005.  All of these shares will participate in any dividends paid on our common stock.

(23)    Represents employer matching contributions that we made on behalf of Mr. Scroop under our 401(k) Plan in the amount of $9,922, premiums we paid on his behalf for term life and disability insurance in the amount of $2,018 and vacation payout in the amount of $21,202 in fiscal 2005.

(24)    Represents employer-matching contributions that we made on behalf of Mr. Scroop under our 401(k) Plan in the amount of $9,731 and premiums we paid on his behalf for term life and disability insurance in the amount of $1,972 in fiscal 2004.

(25)    Represents employer-matching contributions that we made on behalf of Mr. Scroop under our 401(k) Plan in the amount of $9,450 and premiums we paid on his behalf for term life and disability insurance in the amount of $984 in fiscal 2003.

Stock Option Grants

The following table shows all stock options granted during fiscal 2005 to the executive officers named in the Summary Compensation Table.  These options were granted under our 2003 Equity Incentive Plan.  No stock appreciation rights were granted during the last fiscal year.

Option Grants in Last Fiscal Year

	Individual Grants
			Percent of			Potential Realizable
	Number of		Total Options			Value at Assumed
	Securities		Granted to	Exercise		Annual Rates of
	Underlying		Employees	Price		Stock Price Appreciation
	Options		in Fiscal	Per	Expiration	for Option Term (3)
Name	Granted (1)		Year (2)	Share	Date	5%	10%

Christopher P. Calisi	100,000	(4)	15.24%	$11.00	4/28/2015	$668,980	$1,716,804
Chester Baffa	32,600		4.97%	14.29	11/15/2014	292,973	742,451
Vernon A. LoForti	29,700		4.53%	14.29	11/15/2014	266,911	676,405
John Matze	27,100		4.13%	14.29	11/15/2014	243,545	617,191
	35,000	(5)	5.33%	10.86	4/28/2015	239,043	605,782
W. Michael Gawarecki	31,400		4.78%	14.29	11/15/2014	282,189	715,122
Robert Scroop	29,700		4.53%	14.29	11/15/2014	266,911	676,405

(1)                    Unless otherwise footnoted, stock options were granted as management incentives on November 15, 2004.  These options became vested in full effective July 3, 2005, pursuant to the stock option acceleration program described on page 21, subject to sale restrictions described below.  The options were granted with vesting on a monthly basis over a 36-month period.  The exercise price of each option shown in the table was the fair market value on the date of grant, and all options have ten-year terms.  Vesting was not accelerated for Mr. Baffa’s stock option under the stock option acceleration program because he resigned from the company effective July 1, 2005.

(2)                    In fiscal 2005, we granted options to purchase a total of 656,300 shares to employees under our 2003 Equity Incentive Plan.

(3)                    The potential realizable value is calculated based on the original option term and the assumption that the market value of the underlying stock increases at the stated values, compounded annually.  The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise.  These assumed rates of appreciation do not represent our estimate or projection of the appreciation of our common stock, and actual gains will depend on the future performance of our common stock.

(4)                    This stock option was granted as a management incentive on April 28, 2005, which option was immediately vested as to 11,200 shares, with the remainder vesting at a rate of 2,775 shares on the last day of each month commencing May 31, 2005 through December 31, 2007.  The exercise price was above fair market value on the date of grant by $0.04.  The option has a term of ten years and vesting accelerates in the event of a change in control.

(5)                    This stock option was granted on April 28, 2005 with vesting on a monthly basis over a 36-month period.  The exercise price of the option was the fair market value on the date of grant.  The option had a term of ten years and vesting would have accelerated in the event of a change of control.  Mr. Matze resigned from the company effective September 9, 2005, and his vested option shares will remain exercisable until December 9, 2005.  His option is no longer eligible for accelerated vesting in the event of a change in control.

Stock Option Exercises and Holdings

The following table shows stock options exercised during fiscal 2005 and unexercised options held at the end of the year by each of the executive officers named in the Summary Compensation Table.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year End Option Values

	Shares		Number of Securities		Value of Unexercised
	Acquired		Underlying Unexercised		In-The-Money
	on	Value	Options at July 3, 2005		Options at July 3, 2005(1)
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Christopher P. Calisi	0	—	641,750	83,250	$379,710	—
Chester Baffa	0	—	109,534	0	$180,000	—
W. Michael Gawarecki	0	—	193,900	0	$196,562	—
Vernon A. LoForti	0	—	228,367	0	$357,773	—
John Matze	0	—	64,044	33,056	—	—
Robert Scroop	53,331	$359,451	129,700	0	$5,625	—

(1)   Based upon the difference between the fair market value of $9.50 on July 3, 2005 and the exercise price.

Long-Term Incentive Plan Awards Table

The following table shows information regarding each award made to each of the executive officers named in the Summary Compensation Table under any long-term incentive plan of our company.

Long-Term Incentive Plans — Awards in Last Fiscal Year

Performance or Other Period
Name	Number of Shares	Until Maturation or Payout
Christopher Calisi	50,000	(1)
Chester Baffa	—	—
W. Michael Gawarecki	—	—
Veron A. LoForti	—	—
John Matze	—	—
Robert Scroop	—	—

(1)   Vests as to 12,500, 12,500 and 25,000 shares, respectively, if the volume weighted daily average stock price of the company for ten consecutive trading days reaches $20, $25 and $30, respectively, on or before January 1, 2008, provided Mr. Calisi is employed by us as Chief Executive Officer on such date(s).

Employment, Severance and Change in Control Agreements

Retention Agreements.  We entered into retention agreements with Messrs. LoForti, Gawarecki and Scroop effective January 27, 2000, with Mr. Calisi effective March 12, 2001, with Mr. Baffa effective April 2, 2001 and with Mr. Matze effective June 25, 2003.  These agreements provide that the officer will receive a severance payment if, within two years of the consummation of a change in control of Overland, he is terminated without cause or resigns with good reason.  These severance payments are based on the officer’s base salary at the time of the consummation of the change in control or the termination date, whatever is higher, plus his target bonus for the year prior to the consummation of the change in control.  The agreements provide that, upon a change in control, Mr. Calisi would be entitled to receive an amount equal to 2.5 times his base salary plus target bonus, and Mr. LoForti would be entitled to receive an amount equal to 2.0 times his base salary plus target bonus.  Messrs. Baffa, Gawarecki, Matze and Scroop each would be entitled to an amount equal to their respective base salary plus target bonus.  Messrs. Baffa and Matze became ineligible for benefits under their retention agreements effective as of the dates of their resignations.  If any portion of any payment under any of the agreements would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, then that payment will be reduced to an amount that is one dollar less than the threshold for triggering the tax imposed by Section 4999 of the Internal Revenue Code.

Employment Agreements.  We entered into employment agreements with each of the named executive officers shown in the table below which continued to be effective during fiscal 2005.  Except as noted below, each employment agreement has a one-year term, automatically renews for successive one-year terms, and provides that our Board may unilaterally modify an executive officer’s compensation at any time.

Name	Title	Effective Date

Christopher P. Calisi	President and Chief Executive Officer	March 12, 2001
Vernon A. LoForti	Vice President, Chief Financial Officer and Secretary	December 4, 2000
W. Michael Gawarecki	Vice President, Operations	May 16, 2005

Under the agreements with Messrs. Calisi and LoForti, if we terminate the executive officer’s employment without cause, then we are obligated to pay the officer a severance payment equal to his base salary, payable on a pro-rated basis according to our normal payroll cycle for the 12 months following his termination.  In addition, he is entitled to receive accelerated vesting for any stock options that would otherwise have vested during the 12-month period following his termination.  He is also entitled to receive the cash severance payment if he resigns for good reason because of any of the following events:

•      reduction in compensation of more than 10%;

•      change in position or duties so that his duties are no longer consistent with his previous position; or

•      change in principal place of work to more than 50 miles from our current facility without his approval.

Mr. Calisi and Mr. LoForti are also eligible for discretionary quarterly bonuses under our Executive Bonus Plan described below.

Under the agreement with Mr. Gawarecki, he is entitled to a base salary of $246,500 per year and is eligible for discretionary quarterly bonuses under our Executive Bonus Plan described below, which bonuses may not exceed 40% of Mr. Gawarecki’s quarterly base salary.  Mr. Gawarecki was also eligible to receive a special bonus related to outsourcing of $100,000, but the conditions for receiving that bonus were not satisfied.  The term of the agreement will continue until June 30, 2006 and will not renew unless agreed by the parties in writing.  If Mr. Gawarecki is terminated without cause or resigns with good reason, he will be entitled to receive a severance payment equal to 100% of his then annual base salary, subject to the execution by him of a general release of claims against us.  This severance will be paid in either a lump-sum amount or in twelve equal monthly installments without interest, at the election of Mr. Gawarecki.  Our obligation to pay severance to Mr. Gawarecki under the agreement terminates upon the occurrence of a change in control.

Mr. Scroop is an at-will employee and may be terminated by us for any reason, with or without notice.  Mr. Scroop currently earns an annual salary of $220,500 per year and is eligible for discretionary quarterly bonuses under our Executive Bonus Plan described below.

Mr. Baffa was an at-will employee, prior to his resignation effective July 1, 2005.  At the time of his resignation, he earned an annual salary of $262,500 per year and was eligible for discretionary quarterly bonuses under our Executive Bonus Plan described below.

Mr. Matze was an at-will employee prior to his resignation effective September 9, 2005.  At the time of his resignation, he earned an annual salary of $240,000 per year and was eligible for discretionary quarterly bonuses under our Executive Bonus Plan described below.

Acceleration of Stock Options.  In July 2005, our Board of Directors approved the accelerated vesting of all unvested stock options, held by the company’s officers and employees, with an exercise price at or above $12.00 per share, effective July 3, 2005. The stock option acceleration program does not apply to stock options held by our non-employee directors. The accelerated options were issued under the 2000 Stock Option Plan, the 2001 Supplemental Stock Option Plan and the 2003 Equity Incentive Plan. This accelerated vesting affected options to purchase up to an aggregate of 509,192 shares of our common stock, held by 147 employees, all of which became exercisable immediately. In connection with the acceleration of vesting of options held by our executive officers, each executive officer agreed not to sell or transfer any shares subject to accelerated vesting until the original vesting date would have occurred based on the original vesting schedule (without giving effect to any future termination of service). The primary purpose of the accelerated vesting was to eliminate future stock-based employee compensation expense.

All stock options granted to the executive officers shown in the Summary Compensation Table will accelerate and become immediately exercisable in the event of a merger, sale, liquidation or other change in control of the company.  Any option granted with an exercise price at or above $12.00 per share became immediately exercisable on July 3, 2005 as a result of the stock option acceleration program described above.

Employee Benefit Plans

In addition to the other compensation plans described above, we maintain the following employee benefit plans under which the executive officers shown in the Summary Compensation Table may participate or receive compensation.

1995 Stock Option Plan.  In October 1995, our shareholders approved our 1995 Stock Option Plan as amended (the 1995 Plan).  A total of 1,000,000 shares of common stock are currently authorized for issuance under the 1995 Plan.  The Board terminated the 1995 Plan effective upon shareholder approval of the 2003 Equity Incentive Plan (2003 Plan) or November 17, 2003 (the Termination Date) and is no longer available for new grants.  On the Termination Date, shares of common stock which remained available for issuance under the 1995 Plan were rolled into the pool of options available for new grant under the 2003 Plan and any shares that are issuable upon exercise of options granted pursuant to the 1995 Plan that expire or become unexercisable for any reason without having been exercised in full after the Termination Date are also rolled into the pool of options available for new grant under the 2003 Plan.  The 1995 Plan provided that our non-employee directors, employees and consultants, and those of our majority-owned subsidiaries, were eligible to receive options exercisable into shares of common stock.  The options granted under the 1995 Plan are exercisable at fair market value on the date of issuance, vest over a maximum of five years and have a term of ten years from the date of grant.

1997 Executive Stock Option Plan.  In November 1997, our shareholders approved our 1997 Executive Stock Option Plan (the 1997 Plan).  A total of 800,000 shares of common stock are currently authorized for issuance under the 1997 Plan.  The Board terminated the 1997 Plan effective upon shareholder approval of the 2003 Plan or November 17, 2003 (the Termination Date) and is no longer available for new grants.  On the Termination Date, shares of common stock which remained available for issuance under the 1997 Plan were rolled into the pool of options available for new grant under the 2003 Plan and any shares that are issuable upon exercise of options granted pursuant to the 1997 Plan that expire or become unexercisable for any reason without having been exercised in full after the Termination Date are also rolled into the pool of options available for new grant under the 2003 Plan.  Eligibility under the 1997 Plan was limited to our employees and the employees of our majority-owned subsidiaries.  The options granted under our 1997 Plan are exercisable at fair market value on the date of issuance, vest over a maximum of five years and have a term of ten years from the date of grant.

2000 Stock Option Plan.  In October 2000, our shareholders approved the 2000 Stock Option Plan (the 2000 Plan).  In October 2001, our shareholders approved an amendment to our 2000 Plan to increase the number of shares of common stock available for issuance under the plan by an additional 1,000,000 shares to a total of 2,000,000 shares.   The Board terminated the 2000 Plan effective upon shareholder approval of the 2003 Plan or November 17, 2003 (the Termination Date) and is no longer available for new grants.  On the Termination Date, shares of common stock which remained available for issuance under the 2000 Plan were rolled into the pool of options available for new grant under the 2003 Plan and any shares that are issuable upon exercise of options granted pursuant to the 2000 Plan that expire or become unexercisable for any reason without having been exercised in full after the Termination Date are also rolled into the pool of options available for new grant under the 2003 Plan.  Eligibility under our 2000 Plan included our and our related companies’ employees, non-employee directors and consultants.  The options granted under the 2000 Plan are exercisable at fair market value on the date of issuance, may be granted subject to vesting schedules, and have a term of ten years from the date of grant.

2003 Equity Incentive Plan.  The 2003 Plan permits the grant of the following types of incentive awards: (1) stock options, (2) stock appreciation rights, (3) restricted shares, and (4) stock units. In November 2003, our shareholders approved the 2003 Plan.  Upon adoption of the 2003 Plan by our shareholders, the company’s then existing option plans, including the 1995 Plan, the 1997 Plan, the 2000 Plan and the 2001 Supplemental Stock Option Plan (collectively, the Old Option Plans) were terminated for new grants.  The Old Option Plans continue to govern outstanding awards previously granted under such plans.   It was determined to be in the company’s best interest to effectively transfer the shares authorized and available for grant under the terminated Old Option Plans into the pool of shares available under the 2003 Plan.  If an award granted under the Old Option Plans terminates, expires or lapses for any reason without having been fully exercised or vested, or is settled by less than the full number of shares of common stock represented by such award actually being issued, the unvested, cancelled or unissued shares of common stock generally will be returned to the available pool of shares reserved for issuance under the 2003 Plan.  The number of shares available under the 2003 Plan is also subject to adjustment for stock splits, dividends, reorganizations and the like.  In November 2004, our shareholders approved an amendment to our 2003 Plan to increase the number of shares of common stock available for issuance under the plan by an additional 1,000,000 shares increasing the total reserve under the Plan to 4,727,827 shares.  As of the record date for the annual meeting, of the total shares available under the 2003 Plan, 1,076,668 shares were subject to outstanding awards under the 2003 Plan and 299,362 shares were available for future grants.  The discrepancy between the total available reserve of shares, on the one hand, and the total number of shares subject to outstanding awards and currently available for grant, on the other hand, represents shares that may become available out of shares currently reserved under the Old Option Plans.   Any shares to which options or stock appreciation rights pertain will be counted against the total number of shares reserved under the plan as one (1) share for every one (1) share subject to those awards, except for stock units which are used to fulfill grants under other plans or programs (such as foreign sub-plans) which are in the nature of stock options or stock appreciation rights.  Any shares to which restricted shares or stock units pertain will be counted against the total number of shares reserved under the plan as two (2) shares for every one (1) share subject those awards.  Employees, non-employee directors and consultants of us and certain of our related companies are eligible to receive awards under the 2003 Plan.  The committee generally selects the participants who will be granted awards under the 2003 Plan.  However, no participant may be awarded stock options or stock appreciation rights with respect to more than 400,000 shares in any fiscal year.

1996 Employee Stock Purchase Plan.  In December 1996, our Board adopted our 1996 Employee Stock Purchase Plan (ESPP) to provide an opportunity for our employees to purchase shares of our common stock and have an additional incentive to contribute to our prosperity.  Our ESPP became effective in February 1997.  Our Compensation Committee administers the ESPP and sets option periods of up to 27 months, during which each participant is granted a purchase option.  The purchase option allows the employee to purchase shares of common stock through payroll deductions accumulated during a particular option period.  These option periods currently are set at six months.  Our ESPP places limits on the number of shares of stock that may be purchased at 1,500 shares in any option period and $25,000 in maximum fair market value in any calendar year.  Regular full-time employees are eligible to participate in the ESPP.  Participants may authorize payroll deductions for the ESPP of up to 15% of their compensation, including base, overtime, bonuses and commissions.  The ESPP currently authorizes us to issue up to 600,000 shares of common stock.  Our employees have purchased a total of 559,971 shares of common stock under the ESPP.  The ESPP will terminate in January 2007. In August 2005, the Board of Directors amended the ESPP so that effective with the offering period beginning in August 2005, the purchase price will be determined as either (i) a percentage not less than 85%, subject to the Compensation Committee’s discretion (the Designated Percentage) of the fair market value of the common stock on the last day of the offering period or (ii) the lower of (a) the Designated Percentage of the fair market value of the common stock on the first day of the offering period or (b) the Designated Percentage of the fair market value of the common stock on the last day of the offering period.  The Compensation Committee has determined the purchase price to be 95% of the fair market value of the common stock on the last day of each offering period, beginning with the August 2005 offering.

401(k) Plan.  In February 1994, we adopted our On-Track 401(k) Savings Plan that covers all of our eligible employees who are at least 21 years old.  Employees may elect to defer up to 60% of their eligible compensation (not to exceed the statutorily prescribed annual limit) in the form of elective deferral contributions to our 401(k) Plan. However, our executive officers shown in the Summary Compensation Table qualify as “highly compensated” employees and may only elect to defer up to 8.5% of their eligible compensation (not to exceed the statutorily prescribed annual limit) in the form of elective deferral contributions to our 401(k) Plan.  The elective deferral contributions are fully vested and nonforfeitable at all times and are invested in accordance with the directions of the participants.  Our 401(k) Plan also has a Catch Up Contribution feature for employees aged 50 or older (including those who qualify as “highly compensated” employees) who can defer an additional $4,000 per year.  Our 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code so that employee contributions and income earned on such contributions are not taxable to employees until withdrawn.  During fiscal 2005, we matched 75% of the contributions on the first 6% of eligible compensation deferred by our 401(k) Plan participants.

Equity Compensation Plan Information

The following table provides information about our equity compensation plans as of the end of fiscal 2005:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders	3,047,865	$11.62	451,654

Equity compensation plans not approved by security holders (1)	65,169	$7.70	0

Total	3,113,034	$11.54	451,654

(1)           Consists of our 1991 Non-Qualified Stock Option Plan and 2001 Supplemental Stock Option Plan.

Compensation Committee Interlocks and Insider Participation

Peter Preuss, Robert A. Degan, Michael Norkus, John Mutch and John A. Shane served on the Compensation Committee during all or portions of fiscal 2005.  None of these directors have ever been employees or officers of Overland.  None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

The following performance graph and reports of the Compensation Committee and the Audit Committee are not “soliciting material,”  are not deemed filed with the Securities and Exchange Commission and are not to be incorporated by reference in any filings of Overland Storage, Inc.  under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Performance Graph

The above graph assumes that $100.00 was invested in our common stock and in each index on June 30, 2000.  Although we have not declared a dividend on our common stock, the total return for each index assumes the reinvestment of dividends.  Shareholder returns over the period presented should not be considered indicative of future returns.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board reviews and approves executive officer compensation, makes recommendations to the Board regarding compensation of the directors and oversees the administration of our company's employee stock option plans and employee stock purchase plan.  During fiscal 2005, the functions of the Compensation Committee related to administration of our company's equity incentive plans were delegated to the 2003 Equity Incentive Plan Committee.  For more information on the 2003 Equity Incentive Plan Committee, see "Section 162(m) of the Internal Revenue Code" below.  Peter Preuss, Robert Degan, Michael Norkus, John Mutch and John A. Shane served on the Compensation Committee during all or portions of fiscal 2005. The Compensation Committee held five meetings during fiscal 2005.

The Compensation Committee’s policy on executive compensation is that compensation should:

•   be effective in attracting and retaining key executives critical to our company's success;

•   align the interests of the executives with the interests of our company's shareholders;

•   reflect our company's financial performance; and

•   reward executives for their individual performance.

Executive compensation includes base salary, bonuses based on our company's performance and the individual performance of the officers, and stock option and restricted stock awards.  The Compensation Committee has designed these compensation programs to provide incentives for both short- and long-term performance.

Base Salary

The Compensation Committee sets the base salaries of executive officers at amounts that it believes are competitive with the salaries paid to officers with comparable duties at other companies of comparable size in similar industries.  In evaluating salaries, the Compensation Committee utilizes surveys of the compensation practices of high technology companies.  The Compensation Committee also relies on information provided by our company's human resources department personnel and their knowledge of local pay practices.  Furthermore, the Compensation Committee considers each executive's performance of his or her job responsibilities and our company's overall financial performance.

The Compensation Committee reviewed and approved salary modifications for our company’s executive officers other than the Chief Executive Officer in November 2004.  These salary modifications were established according to the above guidelines and pursuant to the terms of applicable employment agreements.

Executive Bonus Plan

Our Chief Executive Officer and other executive officers participate in our executive bonus plan which is designed as a performance-based component of their compensation package.  The Compensation Committee tailors the bonus plan for each executive to be unique to his or her area of responsibility.  For fiscal 2005, the plan established by the Compensation Committee was evaluated and paid on a quarterly basis and included two performance measurement points for each executive officer:

•    our company's actual earnings per share (EPS) in comparison to the target approved by the Compensation Committee; and

•    achievement of individual job performance goals and objectives.

In the first quarter of fiscal 2005, EPS targets and performance measurement points for each executive officer were met and in October 2004, our company paid bonuses to the executive officers for that first quarter.  No bonuses were paid for the second, third or fourth fiscal quarters as the EPS targets were not achieved.

Stock Option and Restricted Stock Awards

Our company has historically provided its executive officers with long-term incentives by awarding them stock options.  In fiscal 2005, our company also awarded the Chief Executive Officer two restricted stock awards, and our company has commenced awarding restricted stock for certain newly-appointed executive officers in fiscal 2006.  The exercise price of options awarded to executive officers is equal to the closing market price of our company's common stock on the date of award.  The options have generally vested monthly over a three-year period for existing employees, and for new employees, one-third of the shares subject to option vest after the first year of employment and the remaining two-thirds vest monthly over the next two years.  An initial award of a stock option, restricted stock, or both, is made at the time an executive is hired.  The Compensation Committee considers on an annual basis any additional awards that should be made based on both company and individual performance.  The Compensation Committee takes into account the executive's position and level of responsibility, existing stock and unvested option holdings and the potential reward if the stock price appreciates in the public market.

In July 2005, the Board of Directors and the 2003 Equity Incentive Plan Committee approved the accelerated vesting of all unvested stock options, held by our company’s officers and employees, with an exercise price at or above $12.00 per share. The stock option acceleration program does not apply to stock options held by non-employee directors. In connection with the acceleration of vesting of options held by our company's executive officers, each executive officer agreed not to sell or transfer any shares subject to accelerated vesting until the original vesting date would have occurred based on the original vesting schedule (without giving effect to any future termination of service). The primary purpose of the accelerated vesting was to eliminate future stock-based employee compensation expense.

All stock options granted to executive officers of our company, including the Chief Executive Officer, become immediately exercisable in the event of a merger, sale, liquidation or other change in control of our company.  Restricted stock awards granted to date do not provide for accelerated vesting upon such events.

Chief Executive Officer Compensation

Mr. Calisi has served as our President and Chief Executive Officer since March 12, 2001 and, at that time, the Compensation Committee set his annual base salary at $375,000.  The Compensation Committee approved salary increases to $405,000 in August 2002 and to $430,000 in November 2003.  In October 2004, Mr. Calisi was paid a bonus of $120,000 under the executive bonus plan described above upon the company meeting the EPS targets and Mr. Calisi meeting the performance measurement points for the first quarter of fiscal 2005.  The Compensation Committee reviewed the performance of Mr. Calisi in November 2004.  The Committee focused its review on Mr. Calisi's execution on the company's strategy to create long-term shareholder value.  The particular elements of performance reviewed by the Compensation Committee were:

•

growing our company's branded channel business of midrange tape automation solutions, and in so doing reducing our company's reliance on its lower-margin OEM business and its dependence on its largest OEM customer,

•	diversifying our company's business to include primary and secondary disk-based storage, and

•	enhancing our company's strategic competitiveness and increasing its flexibility by outsourcing its manufacturing operations.

                In reviewing Mr. Calisi's performance under these elements, the Compensation Committee noted:

•	our company's net revenues from its branded channel had increased 20.5% in fiscal 2004 compared to fiscal 2003,

•

sales of REO disk-based products showed quarter over quarter growth of 178% from the third to the fourth quarter of fiscal 2004, and 56% from the fourth quarter of fiscal 2004 to the first quarter of fiscal 2005,

•	our company had commenced the outsourcing of its manufacturing to Sanmina-SCI,

•	our company had strengthened its management team with key hires needed to execute on its strategy, and had retained existing key management talent, and

•

our company had grown its reserves of cash, cash equivalents and short-term investments by 27% during fiscal 2004, which reserves would help provide the liquidity needed to further execute on the strategy, including strategic acquisitions in the primary storage market and increased research and development expenditures.

           On the basis of this review, and in consideration of the further execution by the Chief Executive Officer that would be needed during fiscal 2005 and beyond to achieve long-term shareholder value through our company's strategy, the Compensation Committee determined to retain a professional compensation consultant to assist the committee in developing a revised compensation package for Mr. Calisi.  The compensation consultant and the Compensation Committee reviewed all components of Mr. Calisi's compensation, including base salary, bonus, long-term incentive awards, accumulated realized and unrealized stock option gains, matching contributions under the company's 401(k) Plan, and other benefits and perquisites provided to Mr. Calisi.

           The Compensation Committee received the initial compensation analysis from the compensation consultant at a meeting held in January 2005.  The Compensation Committee determined to conduct further analysis concerning a proposed compensation package, and in April 2005, approved the final package.  The final package was intended to provide competitive compensation to Mr. Calisi, and to promote the long-term interests of our company and its shareholders by aligning a very substantial portion of the total long-term compensation to increases in our company's share price, which increases the Compensation Committee believed would be dependent on Mr. Calisi's continued success executing our company's strategy.

           The final package consisted of an increase in Mr. Calisi's base salary to $500,000 per year, which the Compensation Committee determined represented a market compensation level for CEOs of similarly-situated companies.  The Compensation Committee also determined to award Mr. Calisi a cash bonus of $21,500, which represented the prorated amount of the annual compensation increase for the period of November 2004, when his salary increase would normally have been effective, to the April 2005 effective date of the increase.  No additional bonus award was granted to Mr. Calisi in connection with his performance for fiscal 2004. The Compensation Committee recommended that the 2003 Equity Incentive Plan Committee grant to Mr. Calisi the following equity awards:

•

an option to purchase up to 100,000 shares of  common stock at an exercise price of $11.00 per share, which option was immediately vested as to 11,200 shares, with the remainder vesting at a rate of 2,775 shares per month from May 2005 through December 31, 2007,

•	50,000 shares of restricted stock, which vest in installments of 16,667, 16,667 and 16,666 shares on the first day of calendar years 2006, 2007 and 2008, respectively, and

•

50,000 shares of restricted stock, which will vest as to 12,500, 12,500 and 25,000 shares, respectively, if the volume weighted daily average stock price for ten consecutive trading days reaches $20, $25 and $30, respectively, on or before the first day of calendar 2008, provided that Mr. Calisi is employed as the company's Chief Executive Officer on such date(s).

These award levels were based in part on the analysis and recommendations of the compensation consultant, and were intended to increase the retentive value of Mr. Calisi's long-term incentive compensation rather than to reward past performance.  Restricted shares were included in the package at the recommendation of the compensation consultant to reduce the dilution and increase the retentive value of the package.  The Compensation Committee emphasized the long-term incentive nature of the restricted stock awards by providing that 50,000 restricted shares will vest only upon very substantial increases in share price during Mr. Calisi's tenure as our Chief Executive Officer. The other 50,000 restricted shares vest at future points in time, thereby aligning the value that Mr. Calisi will receive from such award with his continued tenure at our company and with the company's future share price performance.  The 2003 Equity Incentive Plan Committee followed the recommendations of the Compensation Committee and made the forgoing equity awards under the 2003 Equity Incentive Plan.

Mr. Calisi also continues to be eligible to receive a performance bonus equivalent to 75% of his base salary pursuant to the executive bonus plan described above.

Conclusion

The Compensation Committee believes that, in total, executive officer compensation levels during fiscal 2005 appropriately reflect the application of its compensation policy.

Section 162(m) of the Internal Revenue Code

The Compensation Committee has considered the impact of Section 162(m) of the Internal Revenue Code, which disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and the four other most highly compensated executive officers unless such compensation meets the requirements for “performance based compensation.”  As the cash compensation paid by our company to each of its executives is expected to be below $1 million and the Compensation Committee believes that options and performance-vesting restricted stock awarded under the equity incentive plans to such officers will meet the requirements for qualifying as performance based compensation, the Compensation Committee believes that Section 162(m) will not affect the tax deductions available to our company with respect to the compensation of its executives. It is the Compensation Committee's policy to qualify to the extent reasonable executive officer compensation for deductibility under applicable tax law. However, the Compensation Committee may, from time to time, approve compensation to officers that may not be deductible.

In November 2004, the Board established the 2003 Equity Incentive Plan Committee to consist entirely of "outside directors" as that term is defined in the regulations under Section 162(m), so that awards made by such committee would qualify as "performance based compensation."  The members of the 2003 Equity Incentive Plan Committee were Mr. Preuss, Mr. Degan and, until his resignation in June 2005, Mr. Mutch.  For fiscal 2006, the Compensation Committee consists entirely of "outside directors," and the Board therefore disbanded the 2003 Equity Incentive Plan Committee and reassigned all of its functions to the Compensation Committee.

the Compensation Committee:

Peter Preuss, Chairman
Robert A. Degan
Michael Norkus

REPORT OF THE AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS

The purpose of the Audit Committee is to assist our Board of Directors in its general oversight of our financial reporting, internal control and audit functions.  Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles, internal controls and procedures designed to assure compliance with accounting standards, applicable laws and regulations.  Overland’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).

The Audit Committee is comprised solely of independent directors as defined in the listing standards of the Nasdaq Stock Market.  The Audit Committee members are not professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management and the independent audit.  The Audit Committee serves in a board-level oversight role where it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with the auditors and the experience of the Audit Committee’s members in business, financial and accounting matters.

Review with Management

The Audit Committee has reviewed and discussed Overland’s audited financial statements with management.

Review and Discussions with Independent Registered Public Accounting Firm

The Audit Committee reviewed with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of Overland’s audited financial statements with generally accepted accounting principles, the independent registered public accounting firm’s judgments as to the quality, not just the acceptability, of Overland’s accounting principles and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (United States), including the matters required to be discussed by Statement of Auditing Standards No. 61.  In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from management and Overland.  The Audit Committee also has received from the independent registered public accounting firm the written disclosures and the letter regarding their independence as required by Independence Standards Board Standard No. 1.

During the course of fiscal 2005, management completed the documentation, testing and evaluation of Overland’s system of internal control over financial reporting in response to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management.  Upon completion of the evaluation, management reported to the Audit Committee regarding the effectiveness of Overland’s internal control over financial reporting. The Audit Committee also reviewed the report of management contained in Overland’s Annual Report on Form 10-K for the fiscal year ended July 3, 2005, as well as the Report of Independent Registered Public Accounting Firm included in Overland’s Annual Report on Form 10-K related to the independent registered public accounting firm’s audit of (i) the consolidated financial statements, (ii) management’s assessment of the effectiveness of internal control over financial reporting, and (iii) the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee Overland’s efforts related to its internal control over financial reporting.

The Audit Committee discussed with Overland’s independent registered public accounting firm the overall scope and plans for their audit of Overland’s financial statements.  The Audit Committee met with Overland’s independent registered public accounting firm, with and without management present, to discuss the results of the independent registered public accounting firm’s examination, their evaluation of Overland’s internal controls, and the overall quality of Overland’s financial reporting.

Selection of Independent Registered Public Accounting Firm for the Fiscal Year Ending July 2, 2006

The Audit Committee has selected PricewaterhouseCoopers LLP as Overland’s independent registered public accounting firm for the fiscal year ending July 2, 2006.  We expect that a representative of PricewaterhouseCoopers LLP will attend the annual meeting, and the representative will have an opportunity to make a statement if he or she so desires.  The representative will also be available to respond to appropriate questions from shareholders.

Conclusion

Based on the foregoing review and discussions, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in Overland’s Annual Report on Form 10-K for the fiscal year ended July 3, 2005.  The Audit Committee and the Board have also appointed PricewaterhouseCoopers LLP as Overland’s independent registered public accounting firm for the fiscal year ending July 2, 2006.

THE AUDIT COMMITTEE:

Robert A. Degan, Chairman
Scott McClendon
Michael Norkus

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table presents fees for professional audit and other services rendered by PricewaterhouseCoopers LLC for the audit of our annual financial statements for the fiscal years ended June 27, 2004 and July 3, 2005 and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	2004	2005
Audit Fees (1)	$225,000	$
Audit-Related Fees (2)	46,000
Tax Fees (3)	87,000
All Other Fees (4)	0
Total	$358,000	$

(1)           Audit Fees consist of fees billed for professional services rendered for the audit of our consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.  Audit Fees for fiscal 2005 also included the audit of management’s report on the effectiveness of the company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(2)           Audit related fees consist of fees billed for assurance related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”  For fiscal 2004, this category includes fees related to advisory services related to the implementation of Section 404 of the Sarbanes-Oxley Act of 2002 and employee benefit plan audits.

(3)           Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international).  These services include assistance regarding federal, state and international tax compliance, acquisitions and international tax planning.

(4)           All Other Fees consist of fees for products and services other than the services reported above.  During fiscal years 2004 and 2005 there were no such services rendered to us by PricewaterhouseCoopers LLP.

Pre-Approval Policies and Procedures.  All audit and non-audit services provided by our independent registered public accounting firm are approved in advance by the Audit Committee, which considers whether the provision of non-audit services is compatible with maintaining the auditor’s independence.  The Audit Committee has considered the role of PricewaterhouseCoopers LLP in providing services to us for the fiscal year ended July 3, 2005 and has concluded that such services are compatible with their independence as our auditors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Retention Agreements.  In addition to the retention agreements referenced in “Compensation of Executive Officers,” we have also entered into retention agreements with Ms. Gallo effective August 8, 2002, Mr. Kerman effective August 30, 2004, Mr. Karabatsos effective August 8, 2005, and Ms. Huff effective September 14, 2005. These agreements provide that the officer will receive a severance payment if, within two years of the consummation of a change in control of Overland, he or she is terminated without cause or resigns with good reason.  These severance payments are based on the officer’s base salary at the time of the consummation of the change in control or the termination date, whichever is higher, plus his or her target bonus for the year prior to the consummation of the change in control.  These agreements provide that, upon a change in control, each would be entitled to an amount equal to their respective base salary plus target bonus.  If any portion of any payment under any of the agreements would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, then that payment will be reduced to an amount that is one dollar less than the threshold for triggering the tax imposed by Section 4999 of the Internal Revenue Code.

Indemnification of Our Executive Officers and Directors.  Our executive officers and directors are entitled to be indemnified under our articles of incorporation and bylaws to the fullest extent permitted under California law.  We have also entered into indemnification agreements with each of our executive officers and directors.

OTHER MATTERS

We know of no other matters to be submitted at the annual meeting.  If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the enclosed proxy to vote the shares that they represent in accordance with their judgment.

For further information about Overland Storage, Inc., please request a copy of our annual report on Form 10-K for the fiscal year ended July 3, 2005 that we filed with the Securities and Exchange Commission.  It is available free of charge by sending a written request to Investor Relations, Overland Storage, Inc., 4820 Overland Avenue, San Diego, California  92123-1235.  A copy of our Form 10-K is also publicly available on our website at www.overlandstorage.com.

By Order of the Board of Directors,

VERNON A. LoFORTI
Secretary

Appendix A

CERTIFICATE OF AMENDMENT OF

ARTICLES OF INCORPORATION

OF OVERLAND STORAGE, INC.

Christopher Calisi and Vernon A. LoForti certify that:

1.             They are the President and Secretary, respectively, of Overland Storage, Inc. (the “Corporation”), a California corporation.

2.             Article III of the Articles of Incorporation of this Corporation is hereby amended to read in its entirety as follows:

“The Corporation is authorized to issue one class of shares to be designated Common Stock (“Common Stock”).  The total number of shares of Common Stock that the Corporation is authorized to issue is forty-five million (45,000,000).”

3.             The foregoing amendment to the Corporation’s Articles of Incorporation has been duly approved by the board of directors.

4.             The foregoing amendment to the Corporation’s Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The Corporation has only one class of shares and the number of outstanding shares entitled to vote with respect to the foregoing amendment was 14,261,738. The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

The undersigned, Christopher Calisi and Vernon A. LoForti, declare this November ____, 2005, at the City and County of San Diego, California under penalty of perjury under the laws of the State of California that each has read the foregoing certificate and knows the contents thereof and that the same is true of his own knowledge.

By:
Christopher Calisi, President

By:
Vernon A. LoForti, Secretary

A-1

2005 Proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I appoint Christopher Calisi and Vernon A. LoForti, or either of them, with power of substitution to each, to vote all shares of common stock which I have power to vote at the annual meeting of shareholders of Overland Storage, Inc. to be held on Tuesday, November 15, 2005 at 9:00 a.m., or at any adjournment or postponement thereof, in accordance with the instructions on the reverse side of this card and with the same effect as though I were present in person and voting such shares.  My appointed proxies are authorized in their discretion to vote upon such other business as may properly come before the annual meeting.

(CONTINUED, AND TO BE SIGNED AND DATED ON REVERSE SIDE)

Thank You For Voting

There are three ways to vote your Proxy.					COMPANY #

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE – TOLL FREE – 1-800-560-1965 – QUICK***EASY***IMMEDIATE

•      Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week until 2:00 p.m., Pacific Time, on November 14, 2005.

•      Please have your proxy card and the last four digits of your Social Security Number or Tax Payer Identification Number available.  Follow the simple instructions the voice provides you.

VOTE VIA INTERNET –  http://www.eproxy.com/ovrl/ – QUICK***EASY***IMMEDIATE

•      Use the Internet to vote your proxy 24 hours a day, 7 days a week until 2:00 p.m., Pacific Time, on November 14, 2005.

•      Please have your proxy card and the last four digits of your Social Security Number or Tax Payer Identification Number available.  Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Overland Storage, Inc., c/o Wells Fargo Shareowner Services, P.O. Box 64873, St. Paul, MN  55164-0873.

If you vote by phone or Internet, please do not mail your proxy card.

THE DIRECTORS RECOMMEND A VOTE “FOR” ALL NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND A VOTE “FOR” PROPOSALS 2 AND 3

1. ELECT DIRECTORS:
01 Christopher Calisi	03 Scott McClendon	☐		Vote FOR ☐	Vote WITHHELD
02 Robert A. Degan	04 Michael Norkus			all nominees	from all nominees
(except as marked)

(Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided at right.)

Please fold here

2. APPROVE AMENDMENT TO OUR ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED COMMON SHARES FROM 25,000,000 TO 45,000,000:
		☐	For	☐ Against	☐	Abstain

3. RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM:
		☐	For	☐ Against	☐	Abstain

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT.  IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

Date:
Address change? Mark Box ☐
Indicate changes below
(Signature)

(Signature if held jointly)

Please sign exactly as your name(s) appear to the left.  When signing in a fiduciary or representative capacity, please add your full title.  If shares are registered in more than one name, all holders must sign.  If signature is for a corporation or partnership, the handwritten signature and title of an authorized officer or person is required, together with the full company name.